HeadFarm

HeadFarm is where careers take root.

Invest

$99.22 minimum investment

DEADLINE: August 15, 2023

in 2 months

UNIT PRICE

$0.41

TOTAL RAISED

$1,200

VALUATION

$5,864,500

4(a)(6) offering provided by Netcapital Funding Portal Inc.

PROBLEM

Finding the right employee can be a daunting task. Matching job candidates' experience, cultural fit, and skill-set to the needs of your organization is a challenge. And for job seekers, locating the ideal role is just as painful.

SOLUTION

For Employers:

At Headfarm, we understand that finding the right employee can be a difficult task. That's why we plan to offer a range of features to simplify the process and help you find the perfect fit. You may be able easily post job openings, browse through a pool of qualified candidates, and make informed hiring decisions based on the skills and experience of potential candidates. Our platform may also provide access to a diverse range of job seekers, ensuring that you find the right match for your company culture and requirements.


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For Job Seekers:

We know that finding the right job can be just as challenging as finding the right employee. That's why Headfarm plans to offer a personalized approach to job searching. With our platform, you may be able to create a profile highlighting your skills and experience, search for job opportunities that match your criteria, and apply for jobs directly through our platform. We plan to match your profile with potential employers, potentially increasing your chances of getting noticed by top companies.



MARKET OPPORTUNITY

The market for online global recruitment platforms reached $43.2 billion in 2022.

- Expected to reach $102 billion by 2030
- Projected CAGR in excess of 11%

BUSINESS MODEL

Headfarm plans to operate on a commission-based business model, which means that we plan to earn a percentage of the employee's first-year salary once a successful match has been made. This model ensures that we are fully invested in finding the best match for both employers and job seekers. Our goal is to provide a high-quality service that meets the needs of both parties and helps to build long-term, mutually beneficial relationships. We plan to also offer additional services such as recruitment consulting and training to help our clients succeed in today's competitive job market. Our system is planned to be free for job seekers, however we also plan to offer a la carte premium services to help improve resumes, cover letters, and finding job openings and more.

TEAM



Bharath Karani
Technology

Bharath has more than four years of product development experience, including analyzing and designing applications. Previously, he was an Associate Software Engineer at INFOSYS, where he helped create an Advanced Vehicle Registration System for the California DMV. He attended the K.O.R.M. College of Engineering.



Michael X Burns
Manager

After building Stride, a national technical staffing company, Michael was recruited to help scale Rapid7. With his help the cyber security giant was able to IPO and foster a company culture that is stronger than ever today. Burns then founded MickTechnolgies, a multifaceted agency that has advised countless startups achieve meaningful exits in numerous markets such as San Francisco, Los Angeles, New York, Boston, Austin and London.

As Manager, his valuable knowledge as an operator and expertise in culture cultivation will be key in leading HeadFarm into the future and beyond.

USE OF PROCEEDS

If the offering's maximum amount of $123,849 is raised:

Use	Value	% of Proceeds
Engineering & Development	$99,079	80.0%
General & Administrative Expenses	$18,702	15.1%
Intermediary fees	$6,069	4.9%

TERMS

This is an offering of Membership Units, under registration exemption 4(a)(6), in HeadFarm, LLC. This offering must raise at least $10,000 by August 15, 2023 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. HeadFarm may issue additional securities to raise up to $123,849, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

14,605,729 units
× $0.41 per unit

$5,988,349 implied valuation

FINANCIALS

Balance sheet

Executive certification

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on June 14, 2023
- Form C/A on June 16, 2023

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website

UPDATES

Jun 16, 2023 • Filed Form C/A

Jun 14, 2023 • Primary offering of 302,070 units at $0.41

Jun 14, 2023 • Filed Form C

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